TO BUSINESS EDITOR:

         Glacier Bancorp, Inc. Earnings for Quarter Ended June 30, 2007

        Per share amounts have been adjusted to reflect the December 2006 three-for-two stock split

    HIGHLIGHTS:

    * Record net earnings for the quarter of $16.725 million, up 14 percent from last year's second quarter.

    * Diluted quarterly earnings per share of $.31, up 3 percent from last year's second quarter.

    * Stock-based compensation expense of $.01 per share.

    * Completed the acquisition of North Side State Bank with $118.8 million in total assets.

    * Completed the merger and data conversions of the remaining 2 Citizens Development Company banks.

    * Completed the data conversion of First National Bank of Morgan.

    * Loans grew by $177 million in the second quarter.

    * Asset quality continues to remain sound.

    * Cash dividend of $.12 per share declared, an increase of 9 percent over the prior year quarter.

    KALISPELL, Mont., July 26 /PRNewswire-FirstCall/ --


    Earnings Summary                         Three months       Six months
    (Unaudited - $ in thousands, except         ended             ended
    per share data)                            June 30,          June 30,
                                            2007     2006     2007     2006

    Net earnings                          $16,725  $14,666  $32,818  $28,295
    Diluted earnings per share              $0.31    $0.30    $0.61    $0.57
    Return on average assets (annualized)   1.47%    1.52%    1.47%    1.50%
    Return on average equity (annualized)  13.79%   16.81%   13.90%   16.51%



    Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net earnings of $16.725 million for the second quarter, an increase of $2.1 million, or 14 percent, over the $14.666 million for the second quarter of 2006. Diluted earnings per share of $.31 for the quarter is an increase of 3 percent over the diluted earnings per share of $.30 for the second quarter of 2006. Net earnings for the second quarter of 2007 were reduced by $623,000, or $.01 per share, for share-based compensation expense. "The operating environment for banks continues to be a challenge," said Mick Blodnick, President and Chief Executive Officer. "However, in the quarter we saw strong loan growth, a stable net interest margin and no change to credit quality." Annualized return on average assets and return on average equity for the quarter were 1.47 percent and 13.79 percent, respectively, which compares with prior year returns for the first quarter of
1.52 percent and 16.81 percent.

    Record net earnings of $32,818 million for the first half of 2007 is an increase of $4.523 million, or 16 percent over the first half of the prior year. Diluted earnings per share of $0.61 versus $0.57 for the same period last year is an increase of 7 percent. Included in net earnings for the first half of 2007 is a $1.0 million gain (pre-tax gain of $1.6 million) from the January 19, 2007 sale of Western Security Bank's Lewistown branch, a requirement imposed by bank regulators to complete the acquisition of Citizens Development Company ("CDC"). Also, included in the first half earnings is approximately $500,000 of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.'s subsidiaries. Effective with its acquisition on April 30, 2007, North Side State Bank ("North Side") of Rock Springs, Wyoming was merged into 1st Bank, Glacier Bancorp, Inc.'s subsidiary bank in Evanston, Wyoming. On June 21, 2007, the remaining two CDC subsidiaries, i.e., First National Bank of Lewistown and Western Bank of Chinook, merged to become First Bank of Montana. In June, each of the combining CDC bank's operating systems and First National Bank of Morgan's operating systems were converted to the core operating system used by Glacier Bancorp, Inc.'s subsidiaries.

    The results of operations and financial condition include the acquisition of North Side from May 1, 2007 forward. Cash of $8.8 million and 793,580 shares of the Company's common stock were issued to North Side shareholders. The following table provides information on selected classifications of assets and liabilities acquired:

                                                      North Side
    (Unaudited - $ in thousands)                      State Bank

    Total assets                                       118,803
    Investments                                         61,456
    Fed funds sold                                      10,100
    Net loans                                           39,541
    Non-interest bearing deposits                       22,101
    Interest bearing deposits                           77,467


    As reflected on the next schedule, total assets at June 30, 2007 were $4.673 billion, which is $202 million, or 4.5 percent, higher than the December 31, 2006 total assets of $4.471 billion, and $757 million, or 19.3 percent, greater than the June 30, 2006 total assets of $3.916 billion.


                                                             $ change $ change
                                        December                from    from
                             June 30,      31,      June 30,  December  June
                               2007       2006       2006        31,     30,
    Assets ($ in thousands) (unaudited) (audited) (unaudited)   2006    2006
    Cash on hand and in
     banks                   $134,647    136,591    124,872   (1,944)   9,775
    Investments, interest
     bearing deposits,
       FHLB stock, FRB
        stock, and Fed
        Funds                 873,405    862,063    908,899   11,342  (35,494)
    Loans:
      Real estate             819,427    789,843    697,351   29,584  122,076
      Commercial            1,951,995  1,850,417  1,486,847  101,578  465,148
      Consumer and other      612,854    574,523    517,847   38,331   95,007
        Total loans         3,384,276  3,214,783  2,702,045  169,493  682,231
      Allowance for loan
       losses                 (52,422)   (49,259)   (41,195)  (3,163) (11,227)
         Total loans net
          of allowance
          for losses        3,331,854  3,165,524  2,660,850  166,330  671,004
    Other assets              333,049    307,120    221,392   25,929  111,657
      Total Assets         $4,672,955  4,471,298  3,916,013  201,657  756,942


    At June 30, 2007, total loans were $3,384,276, an increase of $177 million, or 5.5 percent over total loans of $3,207,686 at March 31, 2007. The second quarter loan growth included $40 million from the North Side acquisition. Total loans increased $169 million from December 31, 2006. For the first half of 2007, commercial loans have increased $102 million, or 5.5 percent, real estate loans increased $30 million, or 3.7 percent, and consumer loans grew by $38 million, or 6.7 percent. "We experienced one of our best quarters ever for loan growth," Blodnick said. "Hopefully, this pace of loan growth will continue through the summer and fall." Total loans have increased $682 million, or 25 percent, from June 30, 2006, with all loan categories showing increases. Commercial loans grew the most with an increase of $465 million, or 31 percent, followed by real estate loans which increased $122 million, or 18 percent, and consumer loans, which are primarily comprised of home equity loans, increasing by $95 million, or 18 percent.

    Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have increased $11 million from December 31, 2006, or 1.32 percent, and have declined $35 million, or 3.91 percent, from June 30, 2006. The investment portfolio of North Side was sold immediately after the acquisition was completed with the sale proceeds invested in higher yielding loans. Investment securities at June 30, 2007 represented 19% of total assets versus 23% the prior year. "Cash flow from the investment portfolio was used to fund higher yielding loan growth as well as to reduce higher cost borrowings, thereby sustaining the net interest margin at 4.36 percent for the quarter," said Ron Copher, Chief Financial Officer.

                                                           $ change
                                       December               from    $ change
                            June 30,      31,     June 30   December    from
    Liabilities ($ in        2007        2006      2006        31,    June 30,
     thousands)           (unaudited)  (audited) (unaudited)  2006      2006

    Non-interest bearing
     deposits              $820,728    829,355    720,473    (8,627)  100,255
    Interest bearing
     deposits             2,533,957  2,378,178  1,972,296   155,779   561,661
    Advances from Federal
     Home Loan Bank         260,224    307,522    435,978   (47,298) (175,754)
    Securities sold under
     agreements to
       repurchase and
        other borrowed
        funds               390,780    338,986    313,394    51,794    77,386
    Other liabilities        49,036     42,555     33,411     6,481    15,625
    Subordinated
     debentures             118,559    118,559     87,631        --    30,928
       Total liabilities $4,173,284  4,015,155  3,563,183   158,129   610,101


    Non-interest bearing deposits decreased $9 million, or 1.04 percent, since December 31, 2006. However, non-interest bearing deposits increased by $32 million, or 4.10 percent, since March 31, 2007, and increased by $100 million, or 14 percent, since June 30, 2006. Increasing non-interest bearing deposits continues to be a primary focus of each of our banks. Interest bearing deposits increased $156 million from December 31, 2006, with $123 million of such growth occurring in the second quarter, such changes attributable to growth in broker originated certificates of deposits ("CD's"). The June 30, 2007 balance of interest bearing deposits includes $227 million in broker originated CD's. Since June 30, 2006, interest bearing deposits increased $562 million, or 28 percent, including an increase of $57 million in CD's from broker sources. Federal Home Loan Bank ("FHLB") advances decreased $47 million from year end and decreased $176 million from June 30, 2006. Repurchase agreements and other borrowed funds increased $52 million from December 31, 2006. Included in this latter category are U. S. Treasury Tax and Loan Term Auction funds. FHLB advances are $176 million less than the June 30, 2006 balances due primarily to the above described changes in funding.


                                                            $ change
    Stockholders' equity               December                from  $ change
    ($ in thousands       June 30,        31,     June 30,   December   from
     except per share      2007          2006       2006        31,   June 31,
     data)              (unaudited)    (audited) (unaudited)   2006     2006
    Common equity        $500,179      $453,074   $357,308    47,105  142,871
    Accumulated other
     comprehensive
     (loss) income           (508)        3,069     (4,478)   (3,577)   3,970
       Total
        stockholders'
        equity            499,671       456,143    352,830    43,528  146,841
    Core deposit
     intangible, net,
     and goodwill        (155,593)     (144,466)   (86,294)  (11,127) (69,299)
       Tangible
        stockholders'
        equity           $344,078      $311,677   $266,536    32,401   77,542

    Stockholders' equity
     to total assets       10.69%        10.20%      9.01%
    Tangible
     stockholders'
     equity to total
     tangible assets        7.62%         7.20%      6.96%
    Book value per
     common share           $9.34         $8.72      $7.25      0.62     2.09
    Market price per
     share at end of
     quarter               $20.35        $24.44     $19.51     (4.09)    0.84

    Total equity and book value per share amounts have increased $44 million and $.62 per share, respectively, from December 31, 2006, the result of earnings retention, issuance of common stock in connection with acquisitions, and stock options exercised. Accumulated other comprehensive income (loss), representing net unrealized gains or losses on securities designated as available for sale, decreased $3.6 million from December 31, 2006, such decrease primarily a function of interest rate changes and the decreased balance of securities.

             Operating Results for Three Months Ended June 30, 2007
                            Compared to June 30, 2006

    Revenue summary
    (Unaudited - $ in thousands)                Three months ended June 30,
                                            2007      2006   $ change % change

    Net interest income                    $45,196   $37,626    $7,570     20%

    Non-interest income
       Service charges, loan fees, and
        other fees                          11,758     9,349     2,409     26%
       Gain on sale of loans                 3,708     2,770       938     34%
       Loss on sale of investments              --        --        --     n/m
       Other income                            945       779       166     21%
          Total non-interest income         16,411    12,898     3,513     27%
                                           $61,607   $50,524   $11,083     22%

    Tax equivalent net interest margin       4.36%     4.34%


    Net Interest Income

    Net interest income for the quarter increased $7.570 million, or 20 percent, over the same period in 2006, and increased $2.105 million, or 5 percent, from the first quarter of 2007. Total interest income increased $15.360 million from the prior year's quarter, or 26 percent, while total interest expense was $7.790 million, or 35 percent higher. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.36 percent which was unchanged from the first quarter of 2007, and was 2 basis points higher than the 4.34 percent result for the second quarter of 2006.

    Non-interest Income

    Fee income increased $2.409 million, or 26 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions. Gain on sale of loans increased $938 thousand, or 34 percent, from the second quarter of last year. Loan origination activity for housing construction and purchases remains stable in our markets.


    Non-interest expense summary
    (Unaudited - $ in thousands)                Three months ended June 30,
                                             2007      2006  $ change % change

    Compensation and employee benefits     $20,594   $15,739   $4,855    31%
    Occupancy and equipment expense          4,812     3,431    1,381    40%
    Outsourced data processing                 680       678        2     0%
    Core deposit intangibles amortization      809       400      409   102%
    Other expenses                           8,179     6,702    1,477    22%
      Total non-interest expense           $35,074   $26,950   $8,124    30%


    Non-interest Expense

    Non-interest expense increased by $8.124 million, or 30 percent, from the same quarter of 2006. Compensation and benefit expense increased $4.855 million, or 31 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006, new branches, as well as increased compensation, including commissions tied to increased production, and benefits, including health insurance, and overtime associated with the merger and operating systems conversions in the second quarter of 2007. The number of full-time-equivalent employees has increased from 1,147 to 1,469, a 28 percent increase, since June 30, 2006. Occupancy and equipment expense increased $1.381 million, or 40 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades. Other expenses increased $1.477 million, or 22 percent, primarily from acquisitions, data conversions, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income plus non-interest income) was 57 percent for the 2007 second quarter, up from 53 percent for the 2006 second quarter.

                                           June 30,  December 31,  June 30,
    Credit quality information              2007        2006        2006
    ($ in thousands)                     (unaudited)  (audited)  (unaudited)

    Allowance for loan losses              $52,422     $49,259     $41,195

    Non-performing assets                   11,980       8,894       8,943

    Allowance as a percentage of non
     performing assets                        438%        554%        461%

    Non-performing assets as a percentage
     of total bank assets                    0.25%       0.19%       0.23%

    Allowance as a percentage of total
     loans                                   1.55%       1.53%       1.52%

    Net recoveries (charge-offs) as a
     percentage of loans                    0.004%     (0.021%)     0.001%


    Allowance for Loan Loss and Non-Performing Assets

    "Our banks continue to focus on maintaining sound asset quality, Blodnick said. "Non-performing assets remained benign and through June, we had net recoveries." Non-performing assets as a percentage of total bank assets at June 30, 2007 were at .25 percent, unchanged from the first quarter results, up slightly from .23 percent at June 30, 2006, but increasing 6 basis points from ..19 percent at December 31, 2006. These ratios compare favorably to the Federal Reserve Bank Peer Group average of .51 percent at March 31, 2007, the most recent information available. The allowance for loan losses was 438 percent of non-performing assets at June 30, 2007, down from 461 percent a year ago. The allowance, including $6.434 million from acquisitions, has increased $11.227 million, or 27 percent, from a year ago. The allowance of $52.422 million is
1.55 percent of June 30, 2007 total loans outstanding, up slightly from the 1.52 percent a year ago. The second quarter provision for loan losses expense was $1.210 million, a decrease of $145 thousand from the same quarter in 2006. Recovery of previously charged-off loans exceeded amounts charged-off during the quarter by $33 thousand. Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.


 Operating Results for Six Months Ended June 30, 2007 Compared to June 30, 2006

    Revenue summary
    (Unaudited - $ in thousands)                Six months ended June 30,
                                            2007      2006   $ change % change

    Net interest income                   $88,287   $73,934    $14,353    19%

    Non-interest income
      Service charges, loan fees, and
       other fees                          21,843    17,566      4,277    24%
      Gain on sale of loans                 6,750     4,960      1,790    36%
      Loss on sale of investments              (8)       --         (8)   n/m
      Other income                          3,518     1,528      1,990   130%
        Total non-interest income          32,l03    24,054      8,049    33%
                                         $120,390   $97,988    $22,402    23%

    Tax equivalent net interest margin       4.36%    4.36%


    Net Interest Income

    Net interest income for the six months increased $14.353 million, or 19 percent, over the same period in 2006. Total interest income increased $31.328 million, or 27 percent, while total interest expense increased $16.975 million, or 40 percent. The increase in interest expense is primarily attributable to the volume and rate increases in interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.36 percent which was equal to the 4.36 percent for 2006.

    Non-interest Income

    Total non-interest income increased $22.402 million, or 23 percent in 2007. Fee income for the first half of 2007 increased $4.277 million, or 24 percent, over the first half of 2006, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered. Gain on sale of loans increased $1.790 million, or 36 percent, from the first six months of last year. Loan origination volume in our markets for housing construction continues to remain very active by historical standards. Other income for the six months increased $1.990 million, or 130 percent, over the same period in 2006. Such increase includes a gain of $1.6 million from the January 19, 2007 sale of Western Security Bank's Lewistown branch, a regulatory requirement imposed to complete the acquisition of CDC.


    Non-interest expense summary
    (Unaudited - $ in thousands)                Three months ended June 30,
                                             2007     2006   $ change % change

    Compensation and employee benefits     $40,100   $31,050    $9,050    29%
    Occupancy and equipment expense          9,270     6,922     2,348    34%
    Outsourced data processing               1,492     1,402        90     6%
    Core deposit intangibles amortization    1,589       820       769    94%
    Other expenses                          15,806    12,583     3,223    26%
      Total non-interest expense           $68,257   $52,777   $15,480    29%


    Non-interest Expense

    Non-interest expense increased by $15.480 million, or 29 percent, from the same six months of 2006. Compensation and benefit expense increased $9.050 million, or 29 percent, which is primarily attributable to increased staffing levels, including staffing from the acquisitions of First National Bank of Morgan and CDC during 2006, de novo branches, increased compensation, including production based commissions, and benefits, including health insurance, and overtime associated with the merger and operating systems conversions in the first half of 2007 The first half of 2007 included approximately $500,000 of non-recurring expenses and costs associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.'s subsidiaries. Occupancy and equipment expense increased $2.348 thousand, or 34 percent, reflecting the acquisitions, cost of additional locations and facility upgrades. Other expenses increased $3.223 million, or 26 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income plus non-interest income) increased to 57 percent from 54 percent for the first six months of 2006.

    Allowance for Loan Loss and Non-Performing Assets

    The provision for loan losses expense was $2.405 million for the first six months of 2006, a decrease of $115 thousand, or 5 percent, from the same period in 2006. Recovery of previously charged-off loans exceeded amounts charged-off during the six months ended June 30, 2006 by $119 thousand.

    Cash dividend

    On June 27, 2007, the board of directors declared a cash dividend of $.12 payable July 19, 2007 to shareholders of record on July 10, 2007, which is an increase of 9 percent over the $.11 dividend declared in the second quarter of last year.

    About Glacier Bancorp, Inc.

    Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven banking subsidiaries. These subsidiaries include seven Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

    This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company' style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

    Visit our website at http://www.glacierbancorp.com


                              GLACIER BANCORP, INC.

            CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                     ($ in thousands except per share data)

                                          June 30,    December 31,   June 30,
                                           2007          2006          2006
                                        (unaudited)   (audited)*    (unaudited)*

    Assets:
      Cash on hand and in banks           $134,647      136,591      124,872
      Federal funds sold                    11,735        6,125        4,880
      Interest bearing cash deposits       124,566       30,301       33,559

      Investment securities,
       available-for-sale                  737,104      825,637      870,460

      Net loans receivable:
        Real estate loans                  819,427      789,843      697,351
        Commercial loans                 1,951,995    1,850,417    1,486,847
        Consumer and other loans           612,854      574,523      517,847
        Allowance for losses               (52,422)     (49,259)     (41,195)
          Total loans, net               3,331,854    3,165,524    2,660,850

      Premises and equipment, net          119,320      110,759       88,883
      Real estate and other assets
       owned, net                            2,153        1,484          605
      Deferred tax asset                     2,504           --        1,199
      Accrued interest receivable           27,621       25,729       20,449
      Core deposit intangible, net          15,575       14,750        7,195
      Goodwill                             140,018      129,716       79,099
      Other assets                          25,858       24,682       23,962
                                        $4,672,955    4,471,298    3,916,013

    Liabilities and stockholders' equity:
      Non-interest bearing deposits       $820,728      829,355      720,473
      Interest bearing deposits          2,533,957    2,378,178    1,972,296
      Advances from Federal Home
       Loan Bank of Seattle                260,224      307,522      435,978
      Securities sold under
       agreements to repurchase            156,794      170,216      151,098
      Other borrowed funds                 233,986      168,770      162,296
      Accrued interest payable              15,388       11,041        9,453
      Deferred tax liability                    --        1,927           --
      Subordinated debentures              118,559      118,559       87,631
      Other liabilities                     33,648       29,587       23,958
        Total liabilities                4,173,284    4,015,155    3,563,183

      Preferred shares, $.01 par
       value per share. 1,000,000
       shares authorized
       None issued or outstanding               --           --           --
      Common stock, $.01 par value
       per share. 117,187,500 shares
       authorized                              535          523          487
      Paid-in capital                      371,289      344,265      269,177
      Retained earnings -
       substantially restricted            128,355      108,286       87,644
      Accumulated other

       comprehensive (loss) income            (508)       3,069       (4,478)
        Total stockholders' equity         499,671      456,143      352,830
                                        $4,672,955    4,471,298    3,916,013
      Number of shares outstanding      53,525,651   52,302,820   48,658,760
      Book value of  equity per share         9.34         8.72         7.25

      * Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

                              GLACIER BANCORP, INC.

                       CONSOLIDATED STATEMENT OF OPERATIONS

    ($ in thousands
    except per share
    data)                Three months ended June 30,   Six months ended June 30,
                             2007        2006            2007         2006
                         (unaudited)  (unaudited)*    (unaudited)  (unaudited*

    Interest income:
      Real estate loans    $15,201      12,242          29,642       23,231
      Commercial loans      38,170      27,479          74,822       53,004
      Consumer and
       other loans          11,870       9,654          23,184       18,519
      Investment
       securities and
       other                10,052      10,558          19,565       21,131
          Total
           interest income  75,293      59,933         147,213      115,885

    Interest expense:
      Deposits              20,530      13,761          39,337       25,052
      Federal Home
       Loan Bank of
       Seattle
       advances              4,050       4,417           9,092        9,213
      Securities sold
        under
        agreements to
        repurchase           1,724       1,471           3,611        2,761
      Subordinated
       debentures            1,816       1,284           3,630        2,713
      Other borrowed funds   1,977       1,374           3,256        2,212
        Total interest
         expense            30,097      22,307          58,926       41,951

    Net interest income     45,196      37,626          88,287       73,934
       Provision for
        loan losses          1,210       1,355           2,405        2,520
    Net interest
     income after
     provision for
     loan losses            43,986      36,271          85,882       71,414

    Non-interest income:
      Service charges
       and other fees        9,483       7,392          17,746       13,798
      Miscellaneous
       loan fees and
       charges               2,275       1,957           4,097        3,768
      Gain on sale of
       loans                 3,708       2,770           6,750        4,960
      Loss on sale of
       investments              --          --              (8)          --
      Other income             945         779           3,518        1,528
        Total non-interest
         income             16,411      12,898          32,103       24,054
    Non-interest expense:
      Compensation,
       employee benefits
       and related
       expenses             20,594      15,739          40,100       31,050
      Occupancy and
        equipment
        expense              4,812       3,431           9,270        6,922
      Outsourced data
        processing
        expense                680         678           1,492        1,402
      Core deposit
        intangibles
        amortization           809         400           1,589          820
      Other expenses         8,179       6,702          15,806       12,583
        Total non-interest
         expense            35,074      26,950          68,257       52,777
    Earnings before
       income taxes         25,323      22,219          49,728       42,691

    Federal and state
      income tax
      expense                8,598       7,553          16,910       14,396
    Net earnings           $16,725      14,666          32,818       28,295

    Basic earnings per
     share                    0.31        0.30            0.62         0.58
    Diluted earnings
     per share                0.31        0.30            0.61         0.57
    Dividends declared
     per share                0.12        0.11            0.24         0.21
    Return on average
     assets
     (annualized)             1.47%       1.52%           1.47%        1.50%
    Return on average
     equity
     (annualized)            13.79%      16.81%          13.90%       16.51%
    Average
     outstanding
     shares - basic     53,164,813  48,658,760      52,836,255   48,519,273
    Average
     outstanding

     shares - diluted   53,601,696  49,345,980      53,414,992   49,292,586

     * Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation

    AVERAGE BALANCE SHEET                  For the Three months ended 6-30-07
    (Unaudited - $ in Thousands)                          Interest   Average
                                              Average       and       Yield/
    ASSETS                                    Balance     Dividends    Rate
       Real Estate Loans                      $806,134     15,201     7.54%
       Commercial Loans                      1,886,129     38,170     8.12%
       Consumer and Other Loans                594,600     11,870     8.01%
         Total Loans                         3,286,863     65,241     7.96%
       Tax -Exempt Investment Securities
        (1)                                    276,295      3,476     5.03%
       Other Investment Securities             589,025      6,576     4.47%
         Total Earning Assets                4,152,183     75,293     7.25%
       Goodwill and Core Deposit
        Intangible                             146,166
       Other Non-Earning Assets                254,410
         TOTAL ASSETS                       $4,552,759

    LIABILITIES AND STOCKHOLDERS' EQUITY
       NOW Accounts                           $480,584      1,262     1.05%
       Savings Accounts                        269,108        669     1.00%
       Money Market Accounts                   734,722      6,775     3.70%
       Certificates of Deposit               1,011,110     11,824     4.69%
       FHLB Advances                           319,193      4,050     5.09%
       Repurchase Agreements
         and Other Borrowed Funds              425,541      5,517     5.20%
         Total Interest Bearing
          Liabilities                        3,240,258     30,097     3.73%
       Non-interest Bearing Deposits           782,502
       Other Liabilities                        43,398
         Total Liabilities                   4,066,158

       Common Stock                                527
       Paid-In Capital                         351,629
       Retained Earnings                       130,479
       Accumulated Other
         Comprehensive Income                    3,966
         Total Stockholders' Equity            486,601
         TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY               $4,552,759

       Net Interest Income                                $45,196
       Net Interest Spread                                            3.52%
       Net Interest Margin
         on Average Earning Assets                                    4.37%
       Return on Average Assets
        (annualized)                                                  1.47%
       Return on Average Equity
        (annualized)                                                 13.79%

    (1) Excludes tax effect on non-taxable investment security income

    AVERAGE BALANCE SHEET                   For the Six months ended 6-30-07
    (Unaudited - $ in Thousands)                          Interest   Average
                                             Average        and      Yield/
    ASSETS                                   Balance     Dividends    Rate
      Real Estate Loans                       $787,767     29,642     7.53%
      Commercial Loans                       1,869,486     74,822     8.07%
      Consumer and Other Loans                 586,428     23,184     7.97%
        Total Loans                          3,243,681    127,648     7.94%
      Tax -Exempt Investment Securities(1)     278,239      6,928     4.98%
      Other Investment Securities              511,610     12,637     4.38%
        Total Earning Assets                 4,033,530    147,213     7.18%
      Goodwill and Core Deposit
        Intangible                             145,003
      Other Non-Earning Assets                 308,434
        TOTAL ASSETS                        $4,486,967

    LIABILITIES AND STOCKHOLDERS' EQUITY
      NOW Accounts                            $457,027      2,353     1.04%
      Savings Accounts                         267,850      1,327     1.00%
      Money Market Accounts                    721,226     13,189     3.69%
      Certificates of Deposit                  978,185     22,468     4.63%
      FHLB Advances                            368,930      9,092     4.97%
      Repurchase Agreements
        and Other Borrowed Funds               408,387     10,497     5.18%
        Total Interest Bearing
         Liabilities                         3,201,605     58,926     3.71%
      Non-interest Bearing Deposits            765,140
      Other Liabilities                         44,021
        Total Liabilities                    4,010,766

      Common Stock                                 526
      Paid-In Capital                          348,813
      Retained Earnings                        123,535
      Accumulated Other
        Comprehensive Income                     3,327
        Total Stockholders' Equity             476,201
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                $4,486,967

      Net Interest Income                                 $88,287
      Net Interest Spread                                             3.47%
      Net Interest Margin
       on Average Earning Assets                                      4.34%
      Return on Average Assets
       (annualized)                                                   1.47%
      Return on Average Equity
       (annualized)                                                  13.90%

    (1) Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.